Exhibit 99.1

Reliability Accepted Into New OTC-ID Platform, Expanding Access and Visibility

Washington, D.C. May 30, 2025 – Reliability Incorporated OTC PINK (RLBY) Reliability, a trusted leader in workforce solutions and professional services, is proud to announce that its application to join the newly established Over-the-Counter Issuer Directory (OTC-ID) has been officially accepted.

The OTC-ID is a groundbreaking initiative that enhances transparency and accessibility for companies operating in the over-the-counter markets. With this inclusion, Reliability gains a vital platform to showcase its performance, corporate governance, and growth potential to a broader base of institutional and individual investors.

“Joining OTC-ID marks a strategic milestone for Reliability,” said Nick Tsahalis, CEO of Reliability. “This step not only increases our visibility and credibility in the market, but it also aligns with our commitment to transparency and responsible corporate practices.”

As part of the OTC-ID network, Reliability will be listed alongside other forward-thinking companies focused on investor engagement and operational excellence. This move supports the company’s long-term growth strategy, facilitates capital access, and bolsters its position within the evolving marketplace.

About Reliability and The Maslow Media Group

Reliability is a workforce and talent solutions provider delivering high-quality staffing, media, and consulting services across industries. Its wholly owned subsidiary, The Maslow Media Group, is renowned for its expertise in the media industry, integrity, performance, and a people-first approach. Maslow partners with clients to address complex business challenges with agility, creativity, and accountability. For more information, please visit www.maslowmedia.com

Contact information:

Investor Relations – InvestorRelations@rlby.com

www.rlby.com

202-965-1100.